Exhibit 99.1

BCM Energy Partners, Inc. Executes Purchase and Sale Agreements with Drum Oil & Gas, Inc. and Drum Equipment to acquire Liberty Field Assets

NEW ORLEANS, August 22, 2011 /PRNewswire/ -- BCM Energy Partners, Inc., (OTCPK: BCME), an oil and gas company focused on acquiring and developing distressed assets, announced today that it has executed Purchase and Sale Agreements with Drum Oil and Gas, Inc. and Drum Equipment, Inc. to acquire certain producing assets in Liberty County, Texas.

King Krebs and Jurgens PLLC (New Orleans) served as counsel to BCM Energy in this transaction, which contemplates a closing by September 16, 2011.

BCME has agreed to pay $2,500,000 in cash to acquire three leases including 44 wells and related equipment. In addition, BCME will pay $100,000 for an option to purchase an additional 11 leases with 47 associated wells and equipment under the same terms.

The Liberty package will increase total company reserves by an estimated 305,000 barrels (proven), representing over $13,000,000 in discounted present value. BCM Energy management is of the opinion that with further engineering and geologic review, more reserves can be established for this asset. Additionally, BCM Energy will incorporate Enhanced Oil Recovery (EOR) technologies in Liberty Field with expectations to increase production above current forecasts.

Immediately after closing, BCM Energy plans to invest $400,000 in-field to exploit multiple behind-pipe opportunities in an effort to increase production. BCM Energy will then re-engineer associated proven reserves with its engineering and geologic consultants and continue to evaluate in-field opportunities, including drilling locations.

About BCM Energy Partners, Inc.

BCM Energy Partners acquires distressed oil and gas assets with the intent to build a portfolio of proven reserves associated with producing wells. Since late 2007, BCM Energy Partners has been actively developing a network of field owners and managers throughout the Gulf Coast with a focus on identifying distressed, "off-the-radar" opportunities. BCM has an effective management team that is well-connected within the Gulf Coast oil and gas industry with over 100 years of collective experience acquiring and exploiting oil and gas assets. Management is supported by impressive roster of equity-incentivized advisors from the corporate finance and energy industries. More information is available at www.BCMEnergy.com.

Legal Notice Regarding Forward-Looking Statements:

This press release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of BCM Energy Partners, Inc. to be materially different from the statements made herein. Except for any obligation under the U.S. federal securities laws, BCM Energy Partners undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.